NATIONAL ASSOCIATION OF HOME BUILDERS
                        OF THE UNITED STATESS OF AMERICA
                       DEPARTMENT OF INTERNATIONAL AFFAIRS
                              1201 15TH STREET, NW
                              WASHINGTON D.C. 20005

May 10, 2001

Ms. Alie Chang
EarthNetMedia, Inc.
222 Amalfi Drive . .
Santa Monica, CA 90406

Dear Alie,

I was delighted to meet you and Phil last week in my Washington office to discuss detailed arrangements for the upcoming international conference, WORLD FOCUS ON HOUSING: CHINA and the BUILDING SHANGHAI 2001 EXPOSITION.

As you are aware, this is one of NAHB's major international functions and the first one we host in China. We are interested in creating reliable distribution channels through which American manufacturers can sell their products in China. The exponential growth of China's housing market has already created a large new client base for international products and we view this exhibition as a key to opening up this market for US companies.

We appreciate the opportunity that you have created for exhibitors through your "Art of Living" television pmgram, your close relations with China Central Television and other major city and provincial stations. We are excited that our exhibitors will be able to show their services and goods via your TV media to hundreds of millions of viewers across China. We also would like to explore your idea of creating a permanent exhibit showcase center in Beijing following the exhibition that can expedite China sales for many of our member companies.

It is my pleasure to invite you to participate in the briefing we organize for U.S. participants prior to the conference and talk about "Branding your products in China", We believe it would be valuable to share your company's experience and knowledge of doing business in China with other American builders and suppliers. Please provide an outline and time frame of your speech so we can work it into the program schedule.

Looking forward to working with you.

Yours sincerely,

/s/ KATALIN VAUGHAN
    _______________
Katalin Vaughan
Director
International Affairs